UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2023

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 17, 2023, Beacon Roofing Supply, Inc., as issuer (the “Company”), and Beacon Sales Acquisition, Inc., a direct wholly-owned subsidiary of the Company, as guarantor (the “Guarantor”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Company has agreed to sell $600.0 million aggregate principal amount of its 6.500% senior secured notes due 2030 (the “Notes”) and related subsidiary guarantee in a private offering. The Notes offering is expected to close on July 31, 2023 (the “Closing Date”), subject to customary closing conditions.

The Notes and related subsidiary guarantee will be issued pursuant to an indenture, to be dated as of the Closing Date, by and among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent.

The Company intends to use the net proceeds from the offering, together with cash on hand and available borrowings under its senior secured asset-based revolving (ABL) credit facility, to (i) consummate the previously announced repurchase of all 400,000 outstanding shares of Series A Cumulative Convertible Participating Preferred Stock (the “Series A Preferred Stock”) held by an entity affiliated with Clayton, Dubilier & Rice, LLC, for an aggregate cash amount equal to $804.5 million, (ii) pay all accrued and unpaid dividends on such shares of Series A Preferred Stock as of the repurchase date and (iii) pay all related transaction fees and expenses. It is currently anticipated that the repurchase of the Series A Preferred Stock will be consummated on or promptly following the Closing Date.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Guarantor. In addition, the Company and the Guarantor have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Initial Purchasers may be required to make in respect of those liabilities. Furthermore, the Company and the Guarantor have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Company or the Guarantor for a period of 90 days after the date of the Purchase Agreement without the prior written consent of J.P. Morgan Securities LLC.

The Notes and related subsidiary guarantee will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The issuance and sale of the Notes and related subsidiary guarantee have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and the Notes and related subsidiary guarantee may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item 8.01	Other Events

On July 17, 2023, the Company issued a press release, made pursuant to Rule 135c promulgated under the Securities Act, announcing the pricing of the Notes offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Current Report on Form 8-K (and the exhibits hereto) shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit Number	Description

10.1	Purchase Agreement, dated as of July 17, 2023, by and among Beacon Roofing Supply, Inc., Beacon Sales Acquisition, Inc., as guarantor, and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein

99.1	Beacon Roofing Supply, Inc. press release dated July 17, 2023

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: July 18, 2023	By:	/s/ FRANK A. LONEGRO
Frank A. Lonegro
Executive Vice President & Chief Financial Officer

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